                                 LICENSE AGREEMENT


     THIS LICENSE AGREEMENT the ("Agreement"), entered into by and between JAMES R. HARDMAN, JR. ("Owner") and TRANS WORLD GAMING CORP. ("TWG"), a Nevada corporation having its principal place of business at One Penn Plaza, Suite 1503, New York, New York 10119-0002 ("Licensee") effective this 15th day of April, 1997, determines the rights and obligations of the parties hereto.

                                      RECITALS

     A. Simultaneously with the execution of this Agreement, Licensee has acquired the sole proprietorship of Owner known as "Multiple Application Tracking System, doing business as MATS of Colorado," which business immediately upon closing shall be transferred in whole to Multiple
Application Tracking System, Inc. ("MATS"), which is wholly owned by Licensee.

     B. Owner developed the Licensed Product and is also being employed as President of MATS effective as of the date first above written.

     C. Owner shall retain the right, title and interest in and to patents, copyrights, trade secrets and know-how, related to the Licensed Product unless and until Licensee pays One Million Four Hundred Thousand Dollars and No/100 Cents ($1,400,000.00) in Royalties (hereinafter defined) to Owner pursuant to the terms hereof, at which time all right, title and interest in and to all copyrights, inventions, patents, trade secrets and know-how in the Licensed Product shall revert and be transferred to Licensee.

     NOW, THEREFORE, in consideration of the foregoing and the following agreements and payments, the parties agree as follows:

                                      AGREEMENT

     1. DEFINITIONS. As used in this License Agreement, the following definitions shall apply:

          (a) "Copyright Transfer Payment" shall mean royalties of One Million Four Hundred Thousand Dollars and No/100 Cents ($1,400,000.00) or equivalent royalty payments to Owner pursuant to the terms hereof.

          (b) "End User" shall mean any third party including, without limitation, casinos and other gambling establishments which acquire the right to use the Licensed Product or equipment utilizing the Licensed Software as an end user.

          (c) "Gross Revenue" shall mean all revenues generated by the sales and service agreements of the Licensed Product and related equipment less any returns, allowances, sales and use taxes, freight and insurance on freight, sold equipment costs, discounts and uncollected receivables.

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          (d)  "Licensed Documentation" shall mean all documentation, other than the Licensed Software, related to the Licensed Software that is identified on Exhibit B, attached hereto and made a part hereof.

          (e) "Licensed Products" shall mean collectively the Licensed Software (hereinafter defined) and Licensed Documentation.

          (f) "Licensed Software" shall mean the software including, without limitation, the copyrights (the "Copyrights") identified in Exhibit A, attached hereto and made a part hereof, in object code and source code form, in the form and content existing as of the date of this Agreement and all trade secrets, updates, revisions and enhancements and know-how thereto supplied by Owner or developed by Licensee or Owner prior to or during the term hereof.

          (g) "Reserved Assets" shall mean those assets retained by Owner and not licensed to Licensee which are scheduled on attached Exhibit C.

     2.   LICENSE

          (a) Owner hereby grants to Licensee and Licensee hereby accepts a personal, exclusive, worldwide and non-transferable license to use, develop, enhance, manufacture, market, distribute, demonstrate, sell and install the Licensed Product to End Users during the term hereof subject to the terms and conditions of this Agreement.

          (b) Owner consents to sublicensing of this license without restriction by Licensee to MATS, its wholly-owned subsidiary (for purposes of this Agreement, upon notice to Owner of such sublicense from TWG to MATS, MATS shall be deemed "Licensee" and execution by MATS of this Agreement shall be deemed notice to Owner). Upon sublicensing, MATS shall agree in writing to be bound by the terms of this Agreement. The execution hereof by MATS shall constitute such agreement in writing. Any violation of this Agreement by a sublicensee shall be deemed a violation by Licensee, except to the extent caused by the act or omission of Owner.

     3.   ROYALTY.

          (a)  In consideration for the grant of the license set forth in
Section 2 above, Licensee agrees to pay to Owner a royalty equal to ten percent (10%) of the annual Gross Revenues from the Licensed Product and related equipment and services of MATS (the "Royalties"). At such time as Royalties total Two Million Seven Hundred Fifty Thousand Dollars and No/100 Cents ($2,750,000.00) (the "Maximum Royalty") have been paid to Owner, (i) this Agreement shall terminate without any further obligations to the parties, (ii) no further Royalties shall be payable by Licensee to Owner, and
(iii) Licensee shall retain (as of payment equaling the Copyright Transfer Payment) all right, title and interest in the Licensed Product pursuant to
Section 4 below.

          (b) Royalties shall be estimated based upon actual collections of Gross Revenue at the end of each calendar year and paid within forty-five
(45) days after year end.

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Adjustments shall be made upon Licensee's final audit and paid to Owner (in the event of underpayment) within thirty (30) days of completion of audit or returned to Licensee (in the event of overpayment) within a like period after notice of adjustment.

     4.   TRANSFER OF COPYRIGHTS.

          (a) Upon payment of Royalties equaling, in the aggregate during the term hereof, of One Million Four Hundred Thousand Dollars and No/100 Cents ($1,400,000.00) (the "Copyright Transfer Payment"), Owner shall transfer all right, title and interest in and to all copyrights including the Copyrights, patents, trade secrets, inventions and know-how to the Licensed Product to Licensee free and clear of all liens, encumbrances or restrictions. Owner shall therefore have no ownership rights, or any security interest, lien, encumbrance or the like in the Licensed Software, Licensed Products or copyright (including, without limitation, the Copyrights). Owner agrees to promptly execute any and all documents and take any and all reasonable actions requested by Licensee to consummate such transfer including, without limitation, the Copyright Assignment attached hereto as Exhibit D and made a part hereof, or other equivalent instrument and any necessary governmental filings Licensee may deem necessary, convenient or advisable. Royalty payments shall continue to be paid after the transfer set forth above until the Maximum Royalty obligation has been paid.

          (b) At any time during the term of this Agreement, or within thirty (30) days after termination of this Agreement by any party, Licensee may acquire the right, title and interest in and to all inventions, patents, copyrights, trade secrets and know-how to the entire Licensed Products including, without limitation, the Licensed Software and Copyrights by: (i) electing to pay Owner the balance of the Copyright Transfer Fee, with credit for previously paid Royalties; (ii) acknowledging Licensee's obligation to continue making Royalty payments as provided in this Agreement; and (iii) satisfying any obligations of Licensee under that certain Employment Agreement of even date herewith between Owner (as employee of MATS) and MATS as employer.

          (c) Royalty payments shall continue notwithstanding transfer of title and copyrights to Licensee up to the Maximum Royalty.

     5. LICENSE FEES AND TAXES. The parties shall pay personal property taxes, sales and use taxes, and excise taxes, if any, and all taxes based on or in any way measured by this Agreement, the sale and marketing of the Licensed Product, the Licensed Products or any portion thereof, or any services related thereto (excluding only taxes based on the net income of Owner which shall be owner's sole responsibility), as are customarily paid by a licensor or licensee, as the case may be.

     6.   DUTIES OF LICENSEE.

          (a) During the term hereof, Licensee shall market, demonstrate, develop, distribute, sell and install the Licensed Product to End Users. Licensee shall make such contributions of capital and other resources as it may deem reasonable to support, develop and exploit the world wide market for the Licensed Product.

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          (b)  During the term of this Agreement, Licensee shall maintain accurate records, consistent with this Agreement and its current practices, of all recipients of the Licensed Software, including all details of each purchase, and shall make such records reasonably available to Owner for inspection and copying during normal business hours upon reasonable advance written notice.

          (c) Each party shall promptly inform the other of any unauthorized use by End Users or others of the Licensed Product or any portion thereof when such party is made so aware, and shall assist the other party in the enforcement of any rights it may have against such End Users or others.

          (d) Except as otherwise set forth herein, Licensee shall not pledge, encumber, assign, transfer or sublicense the Licensed Product or the license granted by this Agreement without Owner's prior written consent which may be withheld in Owner's sole discretion prior to transfer of ownership pursuant to Section 4 above. Upon transfer of the Copyrights and title of the Licensed Product and Licensed Software to Licensee, Licensee may pledge or assign or license the Licensed Product subject to the obligations to continue paying royalties as provided in this Agreement. Licensee may sublicense the Licensed Product to MATS as set forth above.

          (e) Except as otherwise set forth herein, Owner shall not pledge, encumber, assign, transfer or sublicense the Licensed Product or the license granted by this Agreement without Licensee's prior written consent which may be withheld in Licensee's sole discretion.

     7.   TERM OF AGREEMENT AND LICENSE.

          (a) Unless otherwise terminated or canceled as provided herein, the term of this Agreement and the licenses granted hereunder shall commence on the date first above written, and shall continue until canceled or terminated pursuant to the terms hereof.

          (b) The effective date of this Agreement shall be the date first above written.

          (c) If it has not already done so, Licensee may acquire the right, title and interest in and to all patents; inventions; copyrights including the Copyrights; trade secrets; and know-how to the Licensed Product including the Licensed Software by notifying Owner in writing of its intent to do so and making payment to Owner of the Copyright Transfer Payment at any time prior to the termination hereof. In such event, Licensee shall continue to pay the remaining Royalty balance up to the Maximum Royalty as provided by this Agreement.

     8. REPRODUCTION AND MODIFICATION OF LICENSED PRODUCT. Licensee may manufacture, reproduce or modify the Licensed Product or any portion thereof solely for the purpose of sale to End Users. Licensee shall own all right, title and interest in any enhancement or modification that Licensee makes during the term hereof.

     9. WARRANTY. Owner represents and warrants to Licensee that Owner is the sole owner of the Licensed Product, free and clear of any license, sublicense, assignment, pledge, security interest, sale, encumbrance or restriction. Owner further warrants to Licensee that Owner owns all the copyrights (including the Copyrights) to the Licensed Product and the Licensed Software programs, free and clear of any license, sublicense assignment, pledge, security interest, sale, encumbrance or restriction. Owner warrants that the Licensee Software does not infringe upon any other patent, copyright or other third party intellectual property right. In the event any of the other Licensed Software or enhancement is patented or copyrighted, such patents or copyrights are to be included in and subject to this Agreement and the licenses granted hereby without further obligation to Licensee.

     10.  PROPRIETARY RIGHTS INDEMNITY.

          (a) Owner shall indemnify Licensee from and against all losses, liabilities, expenses (including reasonable attorneys' fees) or for damages suffered or incurred by Licensee for any untrue representation or breach of any warranty or other provision hereof including, without limitation, infringement of the Licensed Product or portion thereof including the Licensed Software, Copyrights or any third party rights.

          (b) Owner shall promptly inform Licensee of any unauthorized use by End Users or others of the Licensed Product or any portion thereof and shall assist Licensee in the enforcement of any rights of either party against such End Users or others.

     11.  TERMINATION OR CANCELLATION.

          (a) Either Party may terminate or cancel this Agreement by serving written notice of termination to the other party upon the occurrence of any of the following:

               (1) Either party is in default of any provision hereof including, without limitation, any representation, warranty or covenant, and such default is not cured within thirty (30) days after receipt of written notice thereof;

               (2) Substantial cessation of the business of marketing the Licensed Product;

               (3) Either party become insolvent or seeks protection, voluntarily or involuntarily, under any bankruptcy law;

               (4) Either party makes an assignment of its business for the benefit of creditors;

               (5) Ether party is in default of any provision of the terms of the Employment Agreement which is terminated pursuant to its terms;

          (b) In the event of any termination or cancellation of this Agreement, Owner may require Licensee to:

               (1) Immediately destroy or return to Owner all copies of the Licensed Product in Licensee's possession or control, at Owner's sole discretion if Copyright Transfer

Payment was not already made as of the termination date and Licensee has not exercised its right to do so;

               (2) Cease all further demonstration, marketing, distribution, sale, installation and use of the Licensed Product if Copyright Transfer Payment was not already made as of the termination date and Licensee has not exercised its right to do so;

          (c) In the event this Agreement is terminated for any reason, Licensee shall pay Owner within thirty (30) days thereof all royalties accruing through the date of termination.

          (d) The foregoing rights and remedies of the parties shall be cumulative and in addition to all other rights and remedies available to the parties in law and in equity.

          (e) Notwithstanding anything in this Agreement to the contrary, upon any termination of this license or this Agreement, Licensee shall have the right to acquire the title and copyright to the Licensed Product by electing to pay the Copyright Transfer Payment and other arrangements required at Section 4(b) of this Agreement. Licensee shall have access to all Escrow Items held in Escrow.

     12.  GENERAL.

          (a) Except to the extent that the parties have certain obligations and rights under the Employment Agreement, this Agreement is the sole agreement between the parties relating to the subject matter hereof and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, of either party, except for the employment agreement, which is separately enforced. This Agreement may be amended only by an instrument executed by the authorized representatives of both parties.

          (b) This Agreement shall be controlled by and interpreted in accordance with the substantive laws (and not the law of conflicts) of the State of New York as to all matters, including without limitation, matters of validity, construction, effective, performance and remedies.

          (c) Owner's right to royalty payments and the license granted or created hereunder shall not be assigned or transferred to any other party without the prior written consent of the other party, which consent may be withheld at the party's sole discretion. In the event Owner consents to an assignment or transfer of Licensee's rights hereunder, the assignee shall assume all obligations of Licensee hereunder and shall execute any agreement or other documentation as required by Owner to affect the assumption of such obligations. Any assignment, transfer or assumption of Licensee's rights hereunder shall not act as a release of Licensee's obligations hereunder unless such release is expressly stated in a writing executed by Owner.

          (d) The parties intend that all warranty and indemnification claims hereunder be made as promptly as practicable by the party making the claim (the "Claimant"). Whenever any such claim arises, the Claimant shall promptly notify the other party, the "Indemnifying

Party", of the claim and, when known, the facts constituting the basis for such claim. When any such claim results from or is in connection with any claim or legal proceedings of a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Claimant shall not settle or comprise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. If the Indemnifying Party is of the opinion that the Claimant is not entitled to indemnification, or is not entitled to indemnification in the amount claims in such notice, it shall delivery, within ten (10) business days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to and the grounds for such objection. if the Indemnifying Party shall file timely written notice of objection to any claim for indemnification, the validity and amount of such claim shall be mediated. If timely notice of objection is not delivered or if a claim by Claimant is admitted in writing by an Indemnifying Party, the Claimant, as a nonexclusive remedy, shall have the right to set off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Claimant or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract entered into at the closing of the transaction which resulted in the grant of this License Agreement.

          (e) Nothing in this Agreement shall entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

          (f) All notices, requests, demand and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepared, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

     If to Licensee:   Trans World Gaming Corp.
                       One Penn Plaza, Suite 1503
                       New York New York   10119-0002
                       Attn:  Mr. Dominick Valenzano
                       Fax:  (212) 563-3380

                       with copy to:

                       Oppenheimer Wolff & Donnelly
                       One Citicorp Center
                       153 East 53rd Street, 26th Floor
                       New York, New York   10022
                       Attn:  Richard P. Altieri, Esq.
                       Fax:  (212) 486-0708
or to such other person or address as Licensee shall furnish to the other parties hereto in writing in accordance with this subsection.

     If to Owner:      James R. Hardman, Jr.
                       14114 West 1st Drive
                       Golden, Colorado   80401
                       Fax:  (303) 277-0688

or such other person or address as Owner shall furnish to the other parties hereto in writing in accordance with this subsection.

          (g) This Agreement may be executed simultaneously in one or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (h) Owner and Licensee agree that failure to exercise or delay in exercising any right, power, or privilege hereunder by either party shall not operate as a waiver of any right, power or privilege. Owner and Licensee further agree that no single or partial exercise of any right, power or privilege hereunder shall preclude its further exercise.

          (i) This provision shall be construed as applicable to the entire Agreement.

          (j) If any part of this Agreement is adjudged by any court of competent jurisdiction to be invalid, that judgment shall not affect or nullify the remainder of this Agreement and the effect shall be confined to the part immediately involved in the controversy adjudged.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                         OWNER:


                         /s/  James R. Hardman, Jr.
                         ---------------------------------------------------
                         JAMES R. HARDMAN, JR.

                         LICENSEE:

                         TRANS WORLD GAMING CORP.


                         By:  /s/  Andrew Tottenham
                             -----------------------------------------------
                              Name:     Andrew Tottenham
                              Title:    President and Chief Executive Officer

                         SUBLICENSEE:

                         MULTIPLE APPLICATION
                                   TRACKING SYSTEM, INC.


                         By:  /s/  Andrew Tottenham
                             -----------------------------------------------
                              Name:     Andrew Tottenham
                              Title:    Chairman

ATTACHMENTS:

Exhibit A - Licensed Software
Exhibit B - Licensed Documentation
Exhibit C - Reserved Assets
Exhibit D - Copyright Assignment

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